TERM NOTE

Boston, Massachusetts	December 27, 2002

FOR VALUE RECEIVED, the undersigned (the "Borrower"), a corporation formed and duly existing and in good standing under the laws of the Commonwealth of Massachusetts, and having its principal place of business at 32 Hampshire Road, Salem NH 03079, hereby unconditionally promises to pay to the order of TJJ Corporation, having an address at 50 Salem Street, Lynnfield, Massachusetts 01940 (the "Lender"), the principal sum of

FIVE MILLION DOLLARS ($5,000,000.00)

or so much as may have been advanced according to the terms hereof, on the dates and in the manner required herein, together with interest on the unpaid principal balance hereunder from the date hereof until payment in full, at the rate of eight and one-half percent (8.5%) per annum. All such payments shall be made in lawful money of the United States of America to the Lender at the address shown above (or as otherwise directed by the holder in writing) in immediately available funds. Interest shall be computed on the basis of a 360-day year, but shall be payable on the actual number of days actually elapsed.

Payments on account of interest only, at the interest rate set above, shall be paid in arrears, commencing on January 2, 2003, and on the first day of each calendar month thereafter until December 1, 2005. On December 27, 2005 (the "Maturity Date") all principal then outstanding, together with any accrued but unpaid interest, shall be due and payable in full. It is understood and agreed that the principal balance hereof may be advanced in more than one installment, at the Borrower's election namely, that the Borrower may elect to have two advances of the principal amount hereof. The first such advance in an amount of not less than Four Million Dollars ($4,000,000) shall be made on the date hereof. So long as (i) (at the time of each such request and again at the time of each corresponding advance), there exists no Event of Default, nor any event or circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default hereunder, and (ii) at the time of each such advance, the Borrower shall have delivered an endorsement to the lender's policy of title insurance increasing the coverage by the amount of the requested advance (and reflecting no adverse change in the state of title), the Borrower may request subsequent advances of the remaining principal amount, not to exceed One Million Dollars ($1,000,000) in the aggregate, each such request to be made in writing to the Holder not less than ten (10) days prior to the date on which such advance is desired. Any such request shall be irrevocable, and shall specify the amount desired (provided that no advance shall be less than $250,000.00). Holder shall be entitled to deduct, and is hereby instructed to deduct from any amount so advanced (after the initial advance), a commitment fee equal to one and one-quarter percent (1.25%) of the advance. Notwithstanding such deduction, the entire amount requested shall be deemed to have been advanced to the Borrower, shall bear interest and shall repaid at maturity, all as provided herein.

The Borrower shall be entitled to prepay all or any portion of the principal indebtedness evidenced hereby at the time of any regularly scheduled interest payment without penalty or premium and, in the event of any such partial prepayment, subsequent payments of interest shall be recomputed using the remaining principal amount and the interest rate aforesaid. Notwithstanding the foregoing, unless and until the Loan Amount is prepaid in full, in no event (except for mandatory prepayment in the case of a casualty or taking, as provided in the Mortgage (as hereinafter defined)) shall the principal balance of this Note be less than One Million Five Hundred Thousand Dollars ($1,500,000). The Borrower, for itself and its legal representatives, successors and assigns, hereby expressly waives presentment, demand, protest, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption under the homestead exemption laws, if any, any other exemption or insolvency laws, and consent that the Holder may release or surrender, exchange or substitute any real or personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note, and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby, without in any way affecting the liability of the Borrower hereunder.

If (i) there occurs any delinquency in the payment of any amount due hereunder, whether interest, principal or otherwise, which delinquency continues for five (5) days after the giving of written notice of such delinquency from the holder hereof to the Borrower, or (ii) there shall exist any Event of Default under the Mortgage or any other instrument or document executed and/or delivered in connection herewith, then an Event of Default shall exist hereunder, and the holder shall have the right and option, without further notice or demand, to declare the entire indebtedness evidenced hereby, with interest accrued thereon, and such other charges payable thereon as determined under the provisions of this Note, forthwith due and payable, and no omission on the part of the holder hereof to exercise such option when entitled to do so shall be construed as a waiver of such right. The Borrower acknowledges that no payments of principal are required hereunder prior to the Maturity Date, and that the entire amount of principal and unpaid interest will be due and payable at that time. The Holder has made (and makes) no commitment to refinance the amount hereof or grant any other extension or indulgence in the event that Borrower is for any reason unable to pay the amounts due hereunder. With respect to any payment due hereunder or under any of the other Loan Documents which is not paid within five (5) days after the due date, such payment shall bear interest at a default rate equal to five percent (5%) per annum over the base interest rate set forth herein.

This Note is the Note referred to in, and is entitled to the benefits of, that certain First Mortgage, Security Agreement and Fixture Filing of even date herewith (including the Schedules and Exhibits thereto) granted by Borrower to Lender, encumbering certain property located in part in Methuen, Massachusetts and in part in Salem, New Hampshire (the "Mortgage") and all other instruments and agreements evidencing and/or securing the indebtedness hereunder. The occurrence of the Maturity Date or the occurrence and continuance of an Event of Default shall entitle the Holder to accelerate the entire indebtedness hereunder and to take such other action as may be provided for in the Mortgage or any other instrument or agreement evidencing and/or securing this Note.

Notwithstanding anything to the contrary contained herein, in no event shall the amount of interest paid or agreed to be paid hereunder exceed the maximum amount of interest which the Holder is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Mortgage shall require a payment exceeding such maximum amount, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if, from any circumstances, the Holder should ever receive as interest an amount which would exceed such maximum amount, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not the payment of interest.

No failure or delay on the part of the Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies of the Holder hereunder are cumulative and not exclusive of any remedies provided by law or otherwise available to the Holder. This Note may not be amended, waived, discharged or terminated orally, but only by a statement in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Borrower shall not be personally liable for payment of the principal of this Note or interest thereon, and in the event of failure by Borrower to pay any portion of such principal or interest, the holder of this Note will look, with respect to the then outstanding balance of such principal and interest, solely to the Mortgaged Property and such other collateral as has been, or hereafter shall be, given to secure payment of this Note. The foregoing limitation on liability shall not impair or otherwise affect the validity or enforceability of (a) the debt evidenced by this Note or of any other obligations evidenced by the Loan Documents or (b) the liens, security interests, rights and remedies (including, without limitation, the remedies of foreclosure and/or sale) in favor of, or available to, the holder of this Note with respect to the Mortgaged Property or any other property, security, collateral and/or assets (including the proceeds thereof) encumbered, pledged or assigned by the Mortgage or any other security for the Loan. In addition, the foregoing limitation on recourse shall not limit any obligations or be applicable with respect to: (i) liability under any guaranty(ies) or indemnity(ies) delivered or afforded to the holder of this Note, including without limitation that certain Environmental Indemnification Agreement of even date herewith made by Borrower in favor of Lender; (ii) any fraud, misrepresentation or breach of trust; (iii) taxes of any kind (whether characterized as transfer, gains or other taxes) payable in connection with the foreclosure sale of the Mortgaged Property, irrespective of who pays such taxes; (iv) the application of any insurance or condemnation proceeds or other funds or payments other than strictly in accordance with the Loan Documents; (v) any waste in respect of the Mortgaged Property; (vi) any failure to pay or discharge any real estate tax, other tax, assessment, fine, penalty or lien against the Mortgaged Property; (vii) liability to said holder for the reimbursement to said holder, together with interest as provided in the Loan Documents, of all sums advanced or expended by said holder after or in respect of any default under the Loan Documents; (vii) liability to pay for the premiums on and keep in full force and effect insurance in respect of the Mortgaged Property in accordance with the Loan Documents; (viii) liability for Hazardous Substances (as defined in the Mortgage) that may exist upon or be discharged from the Mortgaged Property; or (ix) any failure to comply with any other obligation to be complied with by Borrower pursuant to the Loan Documents (except the obligation to pay the principal of this Note and the interest thereon), provided that Borrower shall be entitled to any notice and cure rights applicable to such obligation as set forth in the applicable Loan Documents(s). Borrower shall in any event be and shall remain personally liable for each of the matters to which reference is made in the preceding sentence and the holder of this Note may seek, obtain and enforce one or more money judgments in any appropriate proceeding(s) with respect thereto. The limitation on personal liability contained in this paragraph shall become automatically null and void and shall be of no further force or effect, and Borrower shall be and remain personally liable for payment of the principal and interest thereon, in the event that Borrower, or anyone acting on behalf of Borrower, shall (A) file a petition or answer seeking any relief of any kind under the bankruptcy or insolvency laws of the United States or any state, or (B) assert in writing or in any legal proceedings of any kind that any provisions of any of the Loan Documents are in whole or in part unenforceable, invalid or not legally binding. Notwithstanding any provision hereof or of any other Loan Document to the contrary, no officer, director, shareholder, employee or agent of Borrower shall have any personal liability for the payment of the indebtedness evidenced by the Note or for the performance of Borrower's other obligations under the Loan Documents.

The Borrower agrees to pay on demand all costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Holder in connection with preserving, enforcing or exercising any rights or remedies under this Note, whether or not legal action is instituted. Any fees, expenses or other charges which the Holder is entitled to receive from the Borrower hereunder shall constitute an obligation of the Borrower pursuant to this Note and secured by the Mortgage, and shall, to the extent actually paid by the holder, bear interest until paid at a rate per annum equal to the maximum rate in effect and permitted hereunder. As used herein, the word "Holder" shall mean Lender as payee of this Note, or any endorsee of this Note in possession hereof, or the bearer hereof if this Note is at the time payable to the bearer.

The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

This Note shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

THE BORROWER HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, AND AGREE THAT IT WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER, CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF, A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

Exhibit 10.15(a) / STKR	2002 FORM 10-K